ARTICLES OF AMENDMENT TO THE

                         ARTICLES OF INCORPORATION OF

                         SIMPLEX MEDICAL SYSTEMS, INC.

                             CHANGING ITS NAME TO

                            SMLX TECHNOLOGIES, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the Corporation is SIMPLEX MEDICAL SYSTEMS, INC.

     SECOND: The following amendment was adopted on July 10, 1998, by the Board of Directors, and on August 20, 1998, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

     The FIRST Article shall be amended to read as follows:

     The name of the Corporation shall be SMLX TECHNOLOGIES, INC.

     THIRD: The manner, if not set forth in such amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows: Not applicable.

     DATED:  August 20, 1998

                                    SIMPLEX MEDICAL SYSTEMS, INC.
                                      (Changing its name to
                                       SMLX TECHNOLOGIES, INC.)


                                    By: /s/ Colin N. Jones
                                       Colin N. Jones, President